UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

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FORM 8-K

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CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) June 25, 2008

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CHINA LOGISTICS GROUP, INC.

(Exact name of registrant as specified in its charter)

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Florida	333-151783	65-1001686
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

7300 Alondra Boulevard, Suite 108, Paramount, California 90723

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code (562) 408-3888

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On June 25, 2008, V. Jeffrey Harrell, the sole member of the Board of Directors of China Logistics Group, Inc. (the “Company”) appointed Mr. Wei Chen as the Chairman of the Board of Directors of the Company and its Chief Executive Officer. Mr. Chen, who is an employee of the Company, will not be paid for acting as Chairman of the Board and will not be assigned to any board committees at this time.

Since February 2002, Wei Chen has been the General Manager of the Shanghai Branch of the Company’s majority owned subsidiary, Shandong Jiajia International Freight & Forwarding Co., Ltd., a Chinese company (“Shandong Jiajia”). Prior to joining Shandong Jiajia, Mr. Chen was a shipping department manager at the Shanghai Branch of Beijing Sunshine International Freight Co., Ltd. from October 1998 to February 2002. Previously, Mr. Chen was the chief representative of the Shanghai office of Mitrans International Shipping Co., Ltd. from June 1995 to October 1998. Previously, Mr. Chen was a sales representative at Asian Development International Transportation Corporation between September 1992 and May 1995. Mr. Chen obtained a Bachelor’s Degree in International Shipping from Shanghai Maritime University in 1992.

On June 1, 2008, Shandong Jiajia entered into a lease with Mr. Chen for a term of one year for office space for its Shanghai Branch in the Peoples Republic of China. Shandong Jiajia will pay Mr. Chen base annual rent of approximately $43,700 for the use of such office space plus a management fee of approximately $20,440. In addition, Mr. Chen is an executive officer and minority shareholder of Shandong Jiajia.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: June 25, 2008

CHINA LOGISTICS GROUP, INC.

By:	/s/ V. Jeffrey Harrell

V. Jeffrey Harrell,

President